Exhibit 99.1

Contact:

Frank A. Cavallaro, SEVP and CFO

Peapack-Gladstone Financial Corporation

T: 908-306-8933

PEAPACK-GLADSTONE FINANCIAL CORPORATION

REPORTS FOURTH QUARTER RESULTS

Bedminster, N.J. – January 25, 2024 – Peapack-Gladstone Financial Corporation (NASDAQ Global Select Market: PGC) (the “Company”) announces its fourth quarter 2023 financial results.

This earnings release should be read in conjunction with the Company’s Q4 2023 Investor Update, a copy of which is available on our website at www.pgbank.com and via a current report on Form 8-K on the website of the Securities and Exchange Commission at www.sec.gov.

The Company recorded total revenue of $54.3 million, net income of $8.6 million and diluted earnings per share (“EPS”) of $0.48 for the quarter ended December 31, 2023, compared to revenue of $64.9 million, net income of $20.6 million and diluted EPS of $1.12 for the quarter ended December 31, 2022.

The net interest margin stabilized at 2.29% for the quarter ended December 31, 2023, compared to 2.28% for the quarter ended September 30, 2023 and 3.12% for the quarter ended December 31, 2022.

The Company’s return on average assets was 0.53%, return on average equity was 6.13%, and return on average tangible equity was 6.68% for the quarter ended December 31, 2023. Year over year deposits increased by $69.0 million to $5.3 billion and loans grew $135.2 million to $5.4 billion as of December 31, 2023.

The Company’s liquidity position remains stable as balance sheet liquidity (consisting of cash and cash equivalents and securities available for sale) increased to $782.4 million as of December 31, 2023, which was 12.08% of total assets. The Company also had $2.7 billion of external borrowing capacity available, which, when combined with balance sheet liquidity provides us with 297% coverage of our uninsured deposits. Approximately 78% of our deposits are presently covered by FDIC insurance or are fully collateralized.

Douglas L. Kennedy, President and CEO said, “The fourth quarter brings an end to an incredibly challenging year for the financial services industry. A year that began with questions regarding liquidity and uninsured deposit balances combined with several interest rate increases by the Federal Reserve Bank in an effort to control inflation, which resulted in a turbulent ride from beginning to end. Our net interest margin stabilized during the fourth quarter which provides an encouraging sign as we turn the calendar to 2024. We continue to generate a consistent stream of noninterest income led by our Wealth Management Team. Noninterest income represented 32% of total revenue during 2023."

Mr. Kennedy also noted, “Similar to the third quarter, fourth quarter results included an elevated provision for credit losses primarily driven by reserves required for two credits within the freight industry, which is currently facing a massive downturn due to supply and demand imbalances. We successfully liquidated one of these credits during the fourth quarter and continue to work through steps to quickly resolve the other. As we move forward through this challenging economic environment, we continue to thoroughly analyze our loan portfolio for areas of concern. We believe the diversity of our portfolio and strength of our underwriting standards will protect us in the long term. Unfortunately, we have been forced to deal with a handful of credit issues that have arisen as a result of current economic conditions."

The following are select highlights for the period ended December 31, 2023:

Wealth Management:

•
Gross new business inflows for Q4 2023 totaled $260 million ($156 million managed). Full year 2023, gross business inflows totaled $948 million ($703 million managed).
•
AUM/AUA in our Wealth Management Division totaled $10.9 billion at December 31, 2023 when compared to $9.9 billion at December 31, 2022, which is an increase of 10% year over year.
•
Wealth Management fee income of $13.8 million for Q4 2023 comprised 25% of total revenue for the quarter.

Commercial Banking and Balance Sheet Management:

•
Total loans were $5.4 billion at December 31, 2023 reflecting growth of $135.2 million when compared to $5.3 billion at December 31, 2022.
•
Commercial & industrial lending (“C&I”) loan/lease balances remained at 42% of the total loan portfolio at December 31, 2023.
•
Fee income on unused commercial lines of credit totaled $750,000 for Q4 2023.
•
Fee income recorded by the Equipment Finance division related to equipment transfers to lessees totaled $309,000 for Q4 2023.
•
The net interest margin ("NIM") was 2.29% in Q4 2023, an increase of 1 basis point compared to Q3 2023 and a decline of 83 basis points when compared to Q4 2022.
•
Total deposits increased $69.0 million to $5.3 billion from December 31, 2022.
•
Noninterest-bearing demand deposits represented 18% of total deposits as of December 31, 2023.
•
Core deposits (which includes noninterest-bearing demand and interest-bearing demand, savings and money market accounts) totaled 89% of total deposits at December 31, 2023.

Capital Management:

•
Tangible book value per share increased 5% on a linked quarter basis or $1.54 per share, in Q4 2023 to $30.31.
•
During the quarter, the Company repurchased 88,327 shares of Company stock for a cost of $2.1 million. For 2023, the Company repurchased 455,341 shares for a cost of $12.5 million. The Company repurchased 930,977 shares of stock for a cost of $32.7 million during the year ended December 31, 2022.
•
At December 31, 2023, the Tier 1 Leverage Ratio stood at 10.83% for Peapack-Gladstone Bank (the "Bank") and 9.19% for the Company. The Common Equity Tier 1 Ratio (to Risk-Weighted Assets) stood at 13.47% for the Bank and 11.43% for the Company at December 31, 2023. These ratios are significantly above well capitalized standards, as capital has benefited from net income generation.

Non-Core Items:

The December 2023 quarter included a:

•
$585,000 positive fair value adjustment on an equity security held for CRA investment, which increased total revenue by $585,000, increased net income by $418,000 and EPS by $0.02 for the December 2023 quarter. Management believes this to be a non-core item.

SUMMARY INCOME STATEMENT DETAILS:

The following tables summarize specified financial details for the periods shown.

December 2023 Year Compared to Prior Year

	Year Ended	Year Ended
	December 31,	December 31,	Increase/
(Dollars in millions, except per share data)	2023	2022	(Decrease)
Net interest income	$156.09	$176.08	$(19.99)	(11)%
Wealth management fee income	55.75	54.65	1.10	2
Capital markets activity (A)	2.74	9.25	(6.51)	(70)
Other income (B)	15.09	2.52	12.57	499
Total other income	73.58	66.42	7.16	11

Total Revenue	229.67	242.50	(12.83)	(5)%

Operating expenses (C)	148.30	133.80	14.50	11
Pretax income before provision for credit losses	81.37	108.70	(27.33)	(25)
Provision for credit losses	14.09	6.35	7.74	122
Pretax income	67.28	102.35	(35.07)	(34)
Income tax expense	18.43	28.10	(9.67)	(34)
Net income	$48.85	$74.25	$(25.40)	(34)%
Diluted EPS	$2.71	$4.00	$(1.29)	(32)%

Return on average assets	0.76%	1.20%	(0.44)
Return on average equity	8.77%	14.02%	(5.25)

(A) The twelve months ended December 31, 2023 was negatively impacted by both market volatility and the higher interest rate environment resulting in lower SBA sale premiums and origination volumes. The twelve months ended December 31, 2023 had a decline in gain on sale of SBA loans of $4.3 million to $2.4 million when compared to the same period in 2022.

(B) Other income for the year ended December 31, 2023 included fee income from equipment finance activity of $3.0 million and a positive fair value adjustment on a CRA equity security of $181,000. Other income for the year ended December 31, 2022 included a $6.6 million loss on sale of securities, gain on sale of property of $275,000 income from life insurance proceeds of $25,000 and a negative fair value adjustment on a CRA equity security of $1.7 million.

(C) The year ended December 31, 2023 included one-time charges of $2.0 million related to the recent retirement of certain employees and $175,000 of expense associated with three retail branch closures. The year ended December 31, 2022 included $1.5 million of severance expense related to certain staff reorganizations and $673,000 of expense related to the swap valuation allowance.

December 2023 Quarter Compared to Prior Year Quarter

	Three Months Ended	Three Months Ended
	December 31,	December 31,	Increase/
(Dollars in millions, except per share data)	2023	2022	(Decrease)
Net interest income	$36.68	$48.04	$(11.36)	(24)%
Wealth management fee income	13.76	12.98	0.78	6
Capital markets activity	0.30	0.95	(0.65)	(68)
Other income (A)	3.53	2.88	0.65	23
Total other income	17.59	16.81	0.78	5

Total Revenue	54.27	64.85	(10.58)	(16)%

Operating expenses	37.62	33.41	4.21	13
Pretax income before provision for credit losses	16.65	31.44	(14.79)	(47)
Provision for credit losses	5.03	1.93	3.10	161
Pretax income	11.62	29.51	(17.89)	(61)
Income tax expense (B)	3.02	8.93	(5.91)	(66)
Net income	$8.60	$20.58	$(11.98)	(58)%
Diluted EPS	$0.48	$1.12	$(0.64)	(57)%

Return on average assets annualized	0.53%	1.33%	(0.80)
Return on average equity annualized	6.13%	15.73%	(9.60)

(A) Other income for the December 2023 quarter included a positive fair value adjustment on a CRA equity security of $585,000. Other income for the December 2022 quarter included a gain on sale of property of $275,000, income from life insurance proceeds of $25,000 and a positive fair value adjustment on a CRA equity security of $28,000.

(B) The three months ended December 31, 2022 included $750,000 of income tax expense (net of Federal benefit) related to legislation that changed the nexus standard for New York City business tax. ($563,000 of that amount related to the first nine months of 2022).

December 2023 Quarter Compared to Linked Quarter

	Three Months Ended	Three Months Ended
	December 31,	September	Increase/
(Dollars in millions, except per share data)	2023	2023	(Decrease)
Net interest income	$36.68	$36.52	$0.16	0%
Wealth management fee income	13.76	13.98	(0.22)	(2)
Capital markets activity	0.30	0.61	(0.31)	(51)
Other income (A)	3.53	4.76	(1.23)	(26)
Total other income	17.59	19.35	(1.76)	(9)

Total Revenue	54.27	55.87	(1.60)	(3)%

Operating expenses	37.62	37.41	0.21	1
Pretax income before provision for credit losses	16.65	18.46	(1.81)	(10)
Provision for credit losses	5.03	5.86	(0.83)	(14)
Pretax income	11.62	12.60	(0.98)	(8)
Income tax expense	3.02	3.84	(0.82)	(21)
Net income	$8.60	$8.76	$(0.16)	(2)%
Diluted EPS	$0.48	$0.49	$(0.01)	(2)%

Return on average assets annualized	0.53%	0.54%	(0.01)
Return on average equity annualized	6.13%	6.20%	(0.07)

(A) Other income for the December 2023 quarter included a positive fair value adjustment on a CRA equity security of $585,000. Other income for the September 2023 quarter included fee income from equipment finance activity of $2.3 million and a negative fair value adjustment on a CRA equity security of $404,000.

SUPPLEMENTAL QUARTERLY DETAILS:

Wealth Management

AUM/AUA in the Bank’s Wealth Management Division were $10.9 billion at December 31, 2023. For the December 2023 quarter, the Wealth Management Team generated $13.8 million in fee income, compared to $14.0 million for the September 30, 2023 quarter and $13.0 million for the December 2022 quarter. The equity market increased during Q4 2023, contributing to the increase in AUM/AUA from $10.4 billion at September 30, 2023.

John Babcock, President of the Bank's Wealth Management Division, noted, “2023 included total new accounts and client additions of $948 million ($703 million managed). As we prepare for 2024, our new business pipeline is healthy and we remain focused on delivering excellent service and advice to our clients. Our highly skilled wealth management professionals, our fiduciary powers and expertise, our financial planning capabilities and our high-touch client service model distinguishes us in our market and continues to drive our growth and success.”

Loans / Commercial Banking

Total loans grew $135.2 million, or 3% to $5.4 billion at December 31, 2023 when compared to $5.3 billion at December 31, 2022.

Total C&I loans and leases at December 31, 2023 were $2.3 billion or 42% of the total loan portfolio.

Mr. Kennedy noted, “As previously mentioned, we have tightened our underwriting guidelines due to economic uncertainty. As a result, we achieved modest loan growth in 2023 compared to prior years. We are proud to have built a leading middle market commercial banking franchise, as evidenced by our C&I Portfolio, Treasury Management services, Corporate Advisory and SBA businesses. We believe these business lines fit perfectly with our private banking business model.”

Net Interest Income (NII)/Net Interest Margin (NIM)

The Company’s NII of $36.7 million and NIM of 2.29% for Q4 2023 increased $160,000 and 1 basis point from NII of $36.5 million and NIM of 2.28% for the linked quarter (Q3 2023), respectively, and decreased $11.4 million and 83 basis points from NII of $48.0 million and NIM of 3.12% for the prior year (Q4 2022), respectively. When comparing Q4 2023 to the prior year quarter, the Company has seen a sharp increase in interest expense mostly driven by higher deposit rates during 2023. Cycle to date betas are approximately 48%. Clients continue to migrate out of noninterest bearing checking products and into higher costing alternatives, which leads to intense competition for deposit balances from other banks and alternative investment opportunities due to the significant rise in interest rates.

Funding / Liquidity / Interest Rate Risk Management

Total deposits increased $69.0 million to $5.3 billion at December 31, 2023 from $5.2 billion at December 31, 2022. The Company saw limited deposit increases in 2023 as the ongoing acquisition of new relationships driven by our private banking strategy was offset by larger deposit relationships using funds for purposes such as deployment of excess liquidity into higher-yielding treasuries or the equity market, tax payments, or asset acquisitions or investments. The Company has also seen clients transition money from noninterest bearing deposit accounts to higher yielding deposit accounts as a result of increases in the Fed Funds rate.

At December 31, 2023, the Company’s balance sheet liquidity (investments available for sale, interest-earning deposits and cash) totaled $782.4 million, or 12% of assets.

The Company maintains additional liquidity resources of approximately $2.7 billion through secured available funding with the Federal Home Loan Bank and the Federal Reserve Discount Window. The available funding from the Federal Home Loan Bank and the Federal Reserve are secured by the Company’s loan and investment portfolios. In addition, the Company also has access to the Bank Term Funding Program offered by the Federal Reserve Bank if needed.

The Company's total on and off-balance sheet liquidity totaled $3.5 billion, which is 297% of the total uninsured/uncollateralized deposits on the Company's balance sheet.

Income from Capital Markets Activities

Noninterest income from Capital Markets activities (detailed below) totaled $296,000 for the December 2023 quarter compared to $613,000 for the September 2023 quarter and $950,000 for the December 2022 quarter. The gain on sale of SBA loans was lower in Q4 2023 due to less activity in the higher interest rate environment and tighter margins.

	Three Months Ended	Three Months Ended	Three Months Ended
	December 31,	September 30,	December 31,
(Dollars in thousands, except per share data)	2023	2023	2022
Gain on loans held for sale at fair value (Mortgage banking)	$18	$37	$25
Fee income related to loan level, back-to-back swaps	—	—	293
Gain on sale of SBA loans	239	491	624
Corporate advisory fee income	39	85	8
Total capital markets activity	$296	$613	$950

Other Noninterest Income (other than Wealth Management Fee Income and Income from Capital Markets Activities)

Other noninterest income was $3.5 million for Q4 2023 compared to $4.8 million for Q3 2023 and $2.9 million for Q4 2022. Q4 2023 included $309,000 of income recorded by the Equipment Finance Division related to equipment transfers to lessees upon the termination of leases while Q3 2023 included $2.3 million and Q4 2022 included $294,000 respectively. Additionally, Q4 2023 included $750,000 of unused line fees compared to $794,000 for Q3 2023 and $732,000 for Q4 2022.

Operating Expenses

The Company’s total operating expenses were $37.6 million for the fourth quarter of 2023, compared to $37.4 million for the September 2023 quarter and $33.4 million for the December 2022 quarter. The December 2023 and September 2023 quarters included expenses associated with the expansion of the Company into New York City.

Mr. Kennedy noted, “While we have made a strategic decision to expand into a new market which results in additional costs, we are pleased with our ability to manage expenses across the Company. We will continue to look for opportunities to create efficiencies while investing in digital and other software tools to further enhance the client experience.”

Income Taxes

The effective tax rate for the three months ended December 31, 2023 was 26.0%, as compared to 30.5% for the September 2023 quarter and 30.3% for the quarter ended December 31, 2022. The higher tax rate for the September 2023 quarter was primarily due to the impact of certain non-deductible expenses related to compensation and benefits and the higher tax rate for the December 2022 quarter included income tax expense related to legislation that changed the nexus standard for New York City business tax.

Asset Quality / Provision for Credit Losses

Nonperforming assets (which does not include modified loans that are performing in accordance with their terms) were $61.3 million, or 0.95% of total assets at December 31, 2023, as compared to $70.8 million, or 1.09% of total assets at September 30, 2023. The third quarter was impacted by two freight related clients totaling $33.4 million that were transferred to nonaccrual status during the third quarter. One credit, totaling $9.9 million, was successfully liquidated during the fourth quarter and management is working diligently to resolve the remaining matter as quickly and efficiently as possible. Loans past due 30 to 89 days and still accruing were $34.6 million, or 0.64% of total loans at December 31, 2023 compared to $9.8 million, or 0.18% of total loans at September 30, 2023. The Q4 2023 loans past due 30 to 89 days and still accruing included $16.5 million to US governmental entities and $11.8 million to one multifamily sponsor.

Criticized and classified loans totaled $155.8 million at December 31, 2023, reflecting an increase from September 30, 2023 and December 31, 2022 levels. The Company currently has no loans or leases on deferral and accruing.

For the quarter ended December 31, 2023, the Company’s provision for credit losses was $5.1 million compared to $5.9 million for the September 2023 quarter and $2.1 million for the December 2022 quarter. The elevated level of provision for credit losses in both the December and September 2023 quarters was primarily driven by specific provisions related to the two freight credits that were transferred to nonaccrual status during the third quarter of 2023 as described above. Net charge-offs for the quarter ended December 31, 2023 included charge-offs of $2.2 million of a previously established reserve to loans individually evaluated on one multifamily loan and $5.6 million on one equipment finance relationship.

At December 31, 2023, the allowance for credit losses was $65.9 million (1.21% of total loans), compared to $68.6 million (1.25% of loans) at September 30, 2023, and $60.8 million (1.15% of loans) at December 31, 2022.

Capital

The Company’s capital position benefited by net income of $8.6 million during the December 2023 quarter, which was partially offset by the repurchase of 88,327 shares through the Company's stock repurchase program at a total cost of $2.1 million and the quarterly dividend of $891,000. Additionally, during the fourth quarter of 2023, the Company recorded a net gain in accumulated other comprehensive loss of $16.8 million, net of tax. This amount was driven by a $21.2 million increase in the value of the available for sale securities portfolio partially offset by a $4.4 million loss on cash flow hedges. The total accumulated other comprehensive loss declined to $64.9 million as of December 31, 2023, ($69.8 million loss related to the available for sale securities portfolio partially offset by a $4.9 million gain on the cash flow hedges)

Tangible book value per share increased during Q4 2023 to $30.31 at December 31, 2023 from $28.77 at September 30, 2023. Tangible book value per share is a non-GAAP financial measure. See the reconciliation tables included in this release. The Company’s and Bank’s regulatory capital ratios as of December 31, 2023 remain strong, and generally reflect increases from December 31, 2022 levels. Where applicable, such ratios remain well above regulatory well capitalized standards.

The Company employs quarterly capital stress testing modeling of an adverse case and severely adverse case. In the most recently completed stress test (as of September 30, 2023), under the severely adverse case, and no growth scenario, the Bank remains well capitalized over a two-year stress period.

On December 19, 2023, the Company declared a cash dividend of $0.05 per share payable on February 23, 2024 to shareholders of record on February 8, 2024.

ABOUT THE COMPANY

Peapack-Gladstone Financial Corporation is a New Jersey bank holding company with total assets of $6.5 billion and assets under management/administration of $10.9 billion as of December 31, 2023. Founded in 1921, Peapack-Gladstone Bank is a commercial bank that provides Private Banking customized solutions through its wealth management, commercial and retail solutions, including residential lending and online platforms, to businesses and consumers. Peapack Private, the bank’s wealth management division, offers comprehensive financial, tax, fiduciary and investment advice and solutions to individuals, families, privately-held businesses, family offices and not-for-profit organizations, which help them to establish, maintain and expand their legacy. Together, Peapack-Gladstone Bank and Peapack Private offer an unparalleled commitment to client service. Visit www.pgbank.com and www.peapackprivate.com for more information.

FORWARD-LOOKING STATEMENTS

The foregoing may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, investments, relationships, opportunities and market conditions. These statements may be identified by such forward-looking terminology as “expect,” “look,” “believe,” “anticipate,” “may” or similar statements or variations of such terms. Actual results may differ materially from such forward-looking statements. Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to:

•
our ability to successfully grow our business and implement our strategic plan, including our ability to generate revenues to offset the increased personnel and other costs related to the strategic plan;
•
the impact of anticipated higher operating expenses in 2024 and beyond;
•
our ability to successfully integrate wealth management firm acquisitions;
•
our ability to successfully integrate our expanded employee base;
•
an unexpected decline in the economy, in particular in our New Jersey and New York market areas, including potential recessionary conditions;
•
declines in our net interest margin caused by the interest rate environment and/or our highly competitive market;
•
declines in the value in our investment portfolio;
•
impact from a pandemic event on our business, operations, customers, allowance for credit losses and capital levels;
•
the continuing impact of the COVID-19 pandemic on our business and results of operation;
•
higher than expected increases in our allowance for credit losses;
•
higher than expected increases in credit losses or in the level of delinquent, nonperforming, classified and criticized loans;
•
inflation and changes in interest rates, which may adversely impact our margins and yields, reduce the fair value of our financial instruments, reduce our loan originations and lead to higher operating costs;
•
decline in real estate values within our market areas;
•
legislative and regulatory actions (including the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act, Basel III and related regulations) that may result in increased compliance costs;
•
a potential government shutdown;

•
successful cyberattacks against our IT infrastructure and that of our IT and third-party providers;
•
higher than expected FDIC insurance premiums;
•
adverse weather conditions;
•
the current or anticipated impact of military conflict, terrorism or other geopolitical events;
•
our inability to successfully generate new business in new geographic markets, including our expansion into New York City;
•
a reduction in our lower-cost funding sources;
•
changes in liquidity, including the size and composition of our deposit portfolio, including the percentage of uninsured deposits in the portfolio;
•
our inability to adapt to technological changes;
•
claims and litigation pertaining to fiduciary responsibility, environmental laws and other matters;
•
our inability to retain key employees;
•
demands for loans and deposits in our market areas;
•
adverse changes in securities markets;
•
changes in governmental regulation, including, but not limited to, any increase in FDIC insurance premiums and changes in the monetary policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System;
•
changes in accounting policies and practices; and/or
•
other unexpected material adverse changes in our operations or earnings.

A discussion of these and other factors that could affect our results is included in our SEC filings, including our Annual Report on Form 10-K for the year ended December 31, 2022. We undertake no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

(Tables to follow)

PEAPACK-GLADSTONE FINANCIAL CORPORATION

SELECTED CONSOLIDATED FINANCIAL DATA

(Dollars in Thousands, except per share data)

(Unaudited)

	For the Three Months Ended
	Dec 31,	Sept 30,	June 30,	March 31,	Dec 31,
	2023	2023	2023	2023	2022
Income Statement Data:
Interest income	$80,178	$78,489	$74,852	$70,491	$64,202
Interest expense	43,503	41,974	35,931	26,513	16,162
Net interest income	36,675	36,515	38,921	43,978	48,040
Wealth management fee income	13,758	13,975	14,252	13,762	12,983
Service charges and fees	1,255	1,319	1,320	1,258	1,150
Bank owned life insurance	357	310	305	297	321
Gain on loans held for sale at fair value (Mortgage banking)	18	37	15	21	25
Fee income related to loan level, back-to-back swaps	—	—	—	—	293
Gain on sale of SBA loans	239	491	838	865	624
Corporate advisory fee income	39	85	15	80	8
Other income (A)	1,339	3,541	2,039	1,567	1,380
Fair value adjustment for CRA equity security	585	(404)	(209)	209	28
Total other income	17,590	19,354	18,575	18,059	16,812

Total revenue	54,265	55,869	57,496	62,037	64,852

Salaries and employee benefits (B)	24,320	25,264	26,354	24,586	22,489
Premises and equipment	5,416	5,214	4,729	4,374	4,898
FDIC insurance expense	765	741	729	711	455
Other expenses	7,115	6,194	5,880	5,903	5,570
Total operating expenses	37,616	37,413	37,692	35,574	33,412
Pretax income before provision for credit losses	16,649	18,456	19,804	26,463	31,440
Provision for credit losses	5,026	5,856	1,696	1,513	1,930
Income before income taxes	11,623	12,600	18,108	24,950	29,510
Income tax expense (C)	3,024	3,845	4,963	6,595	8,931
Net income	$8,599	$8,755	$13,145	$18,355	$20,579

Per Common Share Data:
Earnings per share (basic)	$0.48	$0.49	$0.73	$1.03	$1.15
Earnings per share (diluted)	0.48	0.49	0.73	1.01	1.12
Weighted average number of common shares outstanding:
Basic	17,770,158	17,856,961	17,930,611	17,841,203	17,915,058
Diluted	17,961,400	18,010,127	18,078,848	18,263,310	18,382,193
Performance Ratios:
Return on average assets annualized (ROAA)	0.53%	0.54%	0.82%	1.16%	1.33%
Return on average equity annualized (ROAE)	6.13%	6.20%	9.43%	13.50%	15.73%
Return on average tangible equity annualized (ROATCE) (D)	6.68%	6.75%	10.30%	14.78%	17.30%
Net interest margin (tax-equivalent basis)	2.29%	2.28%	2.49%	2.88%	3.12%
GAAP efficiency ratio (E)	69.32%	66.97%	65.56%	57.34%	51.52%
Operating expenses / average assets annualized	2.33%	2.31%	2.36%	2.26%	2.15%

(A) The September 2023 quarter included $2.3 million of fee income from equipment finance activity.

(B) The June 2023 quarter included $1.7 million of expense associated with the recent retirement of certain employees.

(C) The three months ended December 31, 2022 included $750,000 of income tax expense (net federal benefit) related to a recent New York City nexus determination change which included $563,000 from prior quarters.

(D) Return on average tangible equity is calculated by dividing tangible equity by annualized net income. See Non-GAAP financial measures reconciliation included in these tables.

(E) Calculated as total operating expenses as a percentage of total revenue. For Non-GAAP efficiency ratio, see the Non-GAAP financial measures reconciliation included in these tables.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

SELECTED CONSOLIDATED FINANCIAL DATA

(Dollars in Thousands, except share data)

(Unaudited)

	For the Twelve Months Ended
	December 31,		Change
	2023	2022	$	%
Income Statement Data:
Interest income	$304,010	$211,875	$92,135	43%
Interest expense	147,921	35,795	112,126	313%
Net interest income	156,089	176,080	(19,991)	-11%
Wealth management fee income	55,747	54,651	1,096	2%
Service charges and fees	5,152	4,225	927	22%
Bank owned life insurance	1,269	1,243	26	2%
Gain on loans held for sale at fair value (Mortgage banking)	91	483	(392)	-81%
Fee income related to loan level, back-to-back swaps	—	293	(293)	-100%
Gain on sale of SBA loans	2,433	6,765	(4,332)	-64%
Corporate advisory fee income	219	1,704	(1,485)	-87%
Other income (A)	8,486	5,362	3,124	58%
Loss on securities sale, net (B)	—	(6,609)	6,609	-100%
Fair value adjustment for CRA equity security	181	(1,700)	1,881	-111%
Total other income	73,578	66,417	7,161	11%

Total revenue	229,667	242,497	(12,830)	-5%

Salaries and employee benefits (C)	100,524	89,476	11,048	12%
Premises and equipment	19,733	18,719	1,014	5%
FDIC insurance expense	2,946	1,939	1,007	52%
Swap valuation allowance	—	673	(673)	-100%
Other expenses	25,092	22,993	2,099	9%
Total operating expenses	148,295	133,800	14,495	11%
Pretax income before provision for credit losses	81,372	108,697	(27,325)	-25%
Provision for credit losses	14,091	6,353	7,738	122%
Income before income taxes	67,281	102,344	(35,063)	-34%
Income tax expense	18,427	28,098	(9,671)	-34%
Net income	$48,854	$74,246	$(25,392)	-34%

Per Common Share Data:
Earnings per share (basic)	$2.74	$4.09	$(1.35)	-33%
Earnings per share (diluted)	2.71	4.00	(1.29)	-32%
Weighted average number of common shares outstanding:
Basic	17,849,558	18,161,605	(312,047)	-2%
Diluted	18,049,052	18,568,098	(519,046)	-3%
Performance Ratios:
Return on average assets (ROAA)	0.76%	1.20%	(0.44)%	-36%
Return on average equity (ROAE)	8.77%	14.02%	(5.25)%	-37%
Return on average tangible equity (ROATCE) (D)	9.57%	15.43%	(5.86)%	-38%
Net interest margin (tax-equivalent basis)	2.48%	2.91%	(0.43)%	-15%
GAAP efficiency ratio (E)	64.57%	55.18%	9.39%	17%
Operating expenses / average assets	2.32%	2.16%	0.16%	7%

(A) The twelve months ended December 2023 included $3.0 million of fee income from equipment finance activity.

(B) Loss on sale of securities was a result of a balance sheet repositioning employed in the March 2022 quarter.

(C) The twelve months ended December 31, 2023 included $2.0 million of expense associated with the recent retirement of certain employees, increased corporate and health insurance costs and expenses associated with the previously announced expansion into New York City. The twelve months ended December 31, 2022 quarter included $1.5 million of severance expense related to corporate restructuring.

(D) Return on average tangible equity is calculated by dividing tangible equity by annualized net income. See Non-GAAP financial measures reconciliation included in these tables.

(E) Calculated as total operating expenses as a percentage of total revenue. For Non-GAAP efficiency ratio, see the Non-GAAP financial measures reconciliation included in these tables.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF CONDITION

(Dollars in Thousands)

(Unaudited)

	As of
	Dec 31,	Sept 30,	June 30,	March 31,	Dec 31,
	2023	2023	2023	2023	2022
ASSETS
Cash and due from banks	$5,887	$7,400	$4,859	$6,514	$5,937
Federal funds sold	—	—	—	—	—
Interest-earning deposits	181,784	180,469	166,769	244,779	184,138
Total cash and cash equivalents	187,671	187,869	171,628	251,293	190,075
Securities available for sale	550,617	521,005	540,519	556,266	554,648
Securities held to maturity	107,755	108,940	110,438	111,609	102,291
CRA equity security, at fair value	13,166	12,581	12,985	13,194	12,985
FHLB and FRB stock, at cost (A)	31,044	34,158	35,402	30,338	30,672

Residential mortgage	578,427	585,295	575,238	544,655	525,756
Multifamily mortgage	1,836,390	1,871,853	1,884,369	1,871,387	1,863,915
Commercial mortgage	637,625	622,469	624,710	613,911	624,625
Commercial and industrial loans	2,284,940	2,321,917	2,278,133	2,266,837	2,213,762
Consumer loans	62,036	57,227	52,098	49,002	38,014
Home equity lines of credit	36,464	34,411	34,397	33,294	34,496
Other loans	238	265	269	443	304
Total loans	5,436,120	5,493,437	5,449,214	5,379,529	5,300,872
Less: Allowance for credit losses	65,888	68,592	62,704	62,250	60,829
Net loans	5,370,232	5,424,845	5,386,510	5,317,279	5,240,043

Premises and equipment	24,166	23,969	23,814	23,782	23,831
Other real estate owned	—	—	—	116	116
Accrued interest receivable	30,676	22,889	20,865	19,143	25,157
Bank owned life insurance	47,581	47,509	47,382	47,261	47,147
Goodwill and other intangible assets	46,014	46,286	46,624	46,979	47,333
Finance lease right-of-use assets	2,087	2,274	2,461	2,648	2,835
Operating lease right-of-use assets	12,096	12,800	13,500	12,262	12,873
Other assets	53,752	76,456	67,572	47,848	63,587
TOTAL ASSETS	$6,476,857	$6,521,581	$6,479,700	$6,480,018	$6,353,593

LIABILITIES
Deposits:
Noninterest-bearing demand deposits	$957,687	$947,405	$1,024,105	$1,096,549	$1,246,066
Interest-bearing demand deposits	2,882,193	2,871,359	2,816,913	2,797,493	2,143,611
Savings	111,573	117,905	120,082	132,523	157,338
Money market accounts	740,559	761,833	763,026	873,329	1,228,234
Certificates of deposit – Retail	443,791	422,291	384,106	357,131	318,573
Certificates of deposit – Listing Service	7,804	9,103	10,822	15,922	25,358
Subtotal “customer” deposits	5,143,607	5,129,896	5,119,054	5,272,947	5,119,180
IB Demand – Brokered	10,000	10,000	10,000	10,000	60,000
Certificates of deposit – Brokered	120,507	119,463	69,443	25,895	25,984
Total deposits	5,274,114	5,259,359	5,198,497	5,308,842	5,205,164
Short-term borrowings	403,814	470,576	485,360	378,800	379,530
Finance lease liability	3,430	3,752	4,071	4,385	4,696
Operating lease liability	12,876	13,595	14,308	13,082	13,704
Subordinated debt, net	133,274	133,203	133,131	133,059	132,987
Due to brokers	—	—	—	8,308	—
Other liabilities	65,668	82,140	79,264	78,584	84,532
TOTAL LIABILITIES	5,893,176	5,962,625	5,914,631	5,925,060	5,820,613
Shareholders’ equity	583,681	558,956	565,069	554,958	532,980
TOTAL LIABILITIES AND
SHAREHOLDERS’ EQUITY	$6,476,857	$6,521,581	$6,479,700	$6,480,018	$6,353,593
Assets under management and / or administration at Peapack-Gladstone Bank’s Private Wealth Management Division (market value, not included above-dollars in billions)	$10.9	$10.4	$10.7	$10.4	$9.9

(A) FHLB means "Federal Home Loan Bank" and FRB means "Federal Reserve Bank."

.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

SELECTED BALANCE SHEET DATA

(Dollars in Thousands)

(Unaudited)

	As of
	Dec 31,	Sept 30,	June 30,	March 31,	Dec 31,
	2023	2023	2023	2023	2022
Asset Quality:
Loans past due over 90 days and still accruing	$—	$—	$—	$—	$—
Nonaccrual loans (A)	61,324	70,809	34,505	28,659	18,974
Other real estate owned	—	—	—	116	116
Total nonperforming assets	$61,324	$70,809	$34,505	$28,775	$19,090

Nonperforming loans to total loans	1.13%	1.29%	0.63%	0.53%	0.36%
Nonperforming assets to total assets	0.95%	1.09%	0.53%	0.44%	0.30%

Performing modifications (B)(C)	$248	$248	$248	$248	$—

Performing TDRs (D)(E)	$—	$—	$—	$—	$965

Loans past due 30 through 89 days and still accruing (F)	$34,589	$9,780	$14,524	$2,762	$7,592

Loans subject to special mention	$71,397	$53,328	$53,606	$46,566	$64,842

Classified loans	$84,372	$94,866	$58,655	$58,010	$42,985

Individually evaluated loans	$60,710	$70,184	$33,867	$27,736	$16,732

Allowance for credit losses ("ACL"):
Beginning of quarter	$68,592	$62,704	$62,250	$60,829	$59,683
Provision for credit losses (G)	5,082	5,944	1,666	1,464	2,103
(Charge-offs)/recoveries, net (H)	(7,786)	(56)	(1,212)	(43)	(957)
End of quarter	$65,888	$68,592	$62,704	$62,250	$60,829

ACL to nonperforming loans	107.44%	96.87%	181.72%	217.21%	320.59%
ACL to total loans	1.21%	1.25%	1.15%	1.16%	1.15%
Collectively evaluated ACL to total loans (I)	1.13%	1.10%	1.11%	1.11%	1.12%

(A) Includes one freight credit totaling $23.5 million at December 31, 2023 and two freight credits totaling $33.4 million at September 30, 2023. Excludes $1.6 million in held for sale at September 30, 2023.

(B) Amounts reflect modifications that are paying according to modified terms.

(C) Excludes modifications included in nonaccrual loans of $3.0 million at December 31, 2023, $3.1 million at September 30, 2023 and $777,000 at June 30, 2023.

(D) Amounts reflect troubled debt restructurings (“TDRs”) that are paying according to restructured terms.

(E) Excludes TDRs included in nonaccrual loans of $13.4 million at December 31, 2022. On January 1, 2023, the Company adopted Accounting Standards Update 2022-02, which replaced the accounting and recognition of TDRs.

(F) Includes $16.5 million outstanding to U.S. governmental entities at December 31, 2023 and $8.2 million of outstanding multifamily loans to one sponsor. December 31, 2022 includes $4.5 million outstanding to U.S. governmental entities.

(G) Provision to roll forward the ACL excludes a credit of $55,000 at December 31, 2023, a credit of $88,000 at September 30, 2023, a provision of $30,000 at June 30, 2023, a provision of $49,000 at March 31, 2023 and a credit of $173,000 at December 31, 2022 related to off-balance sheet commitments.

(H) Net charge-offs for the quarter ended December 31, 2023 included charge-offs of $2.2 million of a previously established reserve to loans individually evaluated on one multifamily loan and $5.6 million on one equipment finance relationship. Net charge-offs for the quarters ended June 30, 2023 and December 31, 2022 included a charge-off of $1.2 million of a previously established reserve to loans individually evaluated on one commercial real estate loan.

(I) Total ACL less reserves to loans individually evaluated equals collectively evaluated ACL.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

SELECTED BALANCE SHEET DATA

(Dollars in Thousands)

(Unaudited)

	As of
	December 31,	September 30,	December 31,
	2023	2023	2022
Capital Adequacy
Equity to total assets (A)	9.01%	8.57%	8.39%
Tangible equity to tangible assets (B)	8.36%	7.92%	7.70%
Book value per share (C)	$32.90	$31.37	$29.92
Tangible book value per share (D)	$30.31	$28.77	$27.26

Tangible equity to tangible assets excluding other comprehensive loss*	9.28%	9.06%	8.77%
Tangible book value per share excluding other comprehensive loss*	$33.97	$33.36	$31.43

*Excludes other comprehensive loss of $64.9 million for the quarter ended December 31, 2023, $81.7 million for the quarter ended September 30, 2023, and $74.2 million for the quarter ended December 31, 2022. See Non-GAAP financial measures reconciliation included in these tables.

(A) Equity to total assets is calculated as total shareholders’ equity as a percentage of total assets at quarter end.

(B) Tangible equity and tangible assets are calculated by excluding the balance of intangible assets from shareholders’ equity and total assets, respectively. Tangible equity as a percentage of tangible assets at quarter end is calculated by dividing tangible equity by tangible assets at quarter end. See Non-GAAP financial measures reconciliation included in these tables.

(C) Book value per common share is calculated by dividing shareholders’ equity by quarter end common shares outstanding.

(D) Tangible book value per share excludes intangible assets. Tangible book value per share is calculated by dividing tangible equity by quarter end common shares outstanding. See Non-GAAP financial measures reconciliation tables.

	As of
	December 31,		September 30,		December 31,
	2023		2023		2022
Regulatory Capital – Holding Company
Tier I leverage	$600,444	9.19%	$592,061	9.05%	$557,627	8.90%
Tier I capital to risk-weighted assets	600,444	11.43	592,061	11.13	557,627	11.02
Common equity tier I capital ratio to risk-weighted assets	600,432	11.43	592,043	11.13	557,609	11.02
Tier I & II capital to risk-weighted assets	785,413	14.95	784,777	14.76	745,197	14.73

Regulatory Capital – Bank
Tier I leverage (E)	$707,446	10.83%	$702,517	10.75%	$680,137	10.85%
Tier I capital to risk-weighted assets (F)	707,446	13.48	702,517	13.22	680,137	13.45
Common equity tier I capital ratio to risk-weighted assets (G)	707,434	13.47	702,499	13.22	680,119	13.45
Tier I & II capital to risk-weighted assets (H)	773,083	14.73	768,979	14.47	741,719	14.67

(E) Regulatory well capitalized standard (including capital conservation buffer) = 4.00% ($261 million)

(F) Regulatory well capitalized standard (including capital conservation buffer) = 8.50% ($446 million)

(G) Regulatory well capitalized standard (including capital conservation buffer) = 7.00% ($368 million)

(H) Regulatory well capitalized standard (including capital conservation buffer) = 10.50% ($551 million)

PEAPACK-GLADSTONE FINANCIAL CORPORATION

LOANS CLOSED

(Dollars in Thousands)

(Unaudited)

	For the Quarters Ended
	Dec 31,	Sept 30,	June 30,	March 31,	Dec 31,
	2023	2023	2023	2023	2022
Residential loans retained	$5,895	$21,310	$39,358	$30,303	$28,051
Residential loans sold	1,449	2,503	1,072	1,477	1,840
Total residential loans	7,344	23,813	40,430	31,780	29,891
Commercial real estate	21,375	3,900	43,235	18,990	6,747
Multifamily	5,725	3,000	26,662	30,150	37,500
Commercial (C&I) loans/leases (A) (B)	145,397	176,845	158,972	207,814	238,568
SBA	7,326	300	13,713	9,950	17,431
Wealth lines of credit (A)	350	6,875	3,950	23,225	7,700
Total commercial loans	180,173	190,920	246,532	290,129	307,946
Installment loans	2,946	6,999	4,587	12,086	1,845
Home equity lines of credit (A)	4,174	6,275	6,107	2,921	3,815
Total loans closed	$194,637	$228,007	$297,656	$336,916	$343,497

	For the Twelve Months Ended
	Dec 31,	Dec 31,
	2023	2022
Residential loans retained	$96,866	$122,655
Residential loans sold	6,501	32,293
Total residential loans	103,367	154,948
Commercial real estate	87,500	53,602
Multifamily	65,537	381,714
Commercial (C&I) loans (A) (B)	689,028	965,647
SBA	31,289	59,740
Wealth lines of credit (A)	34,400	34,125
Total commercial loans	907,754	1,494,828
Installment loans	26,618	3,329
Home equity lines of credit (A)	19,477	14,667
Total loans closed	$1,057,216	$1,667,772

(A) Includes loans and lines of credit that closed in the period but not necessarily funded.

(B) Includes equipment finance.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

AVERAGE BALANCE SHEET

(Tax-Equivalent Basis, Dollars in Thousands)

(Unaudited)

	For the Three Months Ended
	December 31, 2023			December 31, 2022
	Average	Income/	Annualized	Average	Income/	Annualized
	Balance	Expense	Yield	Balance	Expense	Yield
ASSETS:
Interest-earning assets:
Investments:
Taxable (A)	$798,661	$5,202	2.61%	$761,164	$3,859	2.03%
Tax-exempt (A) (B)	106	—	—	1,999	20	4.00

Loans (B) (C):
Mortgages	581,088	5,300	3.65	516,721	4,017	3.11
Commercial mortgages	2,492,204	28,318	4.55	2,497,847	25,007	4.00
Commercial	2,274,841	37,958	6.67	2,136,355	29,314	5.49
Commercial construction	16,680	382	9.16	4,213	68	6.46
Installment	59,988	1,037	6.91	36,648	496	5.41
Home equity	35,570	721	8.11	36,067	550	6.10
Other	246	8	13.01	292	8	10.96
Total loans	5,460,617	73,724	5.40	5,228,143	59,460	4.55
Federal funds sold	—	—	—	—	—	—
Interest-earning deposits	146,699	1,623	4.43	161,573	1,258	3.11
Total interest-earning assets	6,406,083	80,549	5.03%	6,152,879	64,597	4.20%
Noninterest-earning assets:
Cash and due from banks	10,709			6,723
Allowance for credit losses	(68,289)			(60,070)
Premises and equipment	24,387			23,682
Other assets	85,720			83,641
Total noninterest-earning assets	52,527			53,976
Total assets	$6,458,610			$6,206,855

LIABILITIES:
Interest-bearing deposits:
Checking	$2,890,964	$25,811	3.57%	$2,222,130	$9,165	1.65%
Money markets	771,051	5,247	2.72	1,246,179	3,438	1.10
Savings	112,969	81	0.29	161,569	12	0.03
Certificates of deposit – retail	440,712	4,086	3.71	360,589	922	1.02
Subtotal interest-bearing deposits	4,215,696	35,225	3.34	3,990,467	13,537	1.36
Interest-bearing demand – brokered	10,000	142	5.68	81,739	497	2.43
Certificates of deposit – brokered	115,722	1,454	5.03	25,979	210	3.23
Total interest-bearing deposits	4,341,418	36,821	3.39	4,098,185	14,244	1.39
Borrowings	357,384	4,955	5.55	43,710	497	4.55
Capital lease obligation	3,539	42	4.75	4,803	58	4.83
Subordinated debt	133,234	1,685	5.06	132,947	1,363	4.10
Total interest-bearing liabilities	4,835,575	43,503	3.60%	4,279,645	16,162	1.51%
Noninterest-bearing liabilities:
Demand deposits	963,968			1,303,432
Accrued expenses and other liabilities	98,012			100,372
Total noninterest-bearing liabilities	1,061,980			1,403,804
Shareholders’ equity	561,055			523,406
Total liabilities and shareholders’ equity	$6,458,610			$6,206,855
Net interest income		$37,046			$48,435
Net interest spread			1.43%			2.69%
Net interest margin (D)			2.29%			3.12%

(A) Average balances for available for sale securities are based on amortized cost.

(B) Interest income is presented on a tax-equivalent basis using a 21% federal tax rate.

(C) Loans are stated net of unearned income and include nonaccrual loans.

(D) Net interest income on a tax-equivalent basis as a percentage of total average interest-earning assets.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

AVERAGE BALANCE SHEET

(Tax-Equivalent Basis, Dollars in Thousands)

(Unaudited)

	For the Three Months Ended
	December 31, 2023			September 30, 2023
	Average	Income/	Annualized	Average	Income/	Annualized
	Balance	Expense	Yield	Balance	Expense	Yield
ASSETS:
Interest-earning assets:
Investments:
Taxable (A)	$798,661	$5,202	2.61%	$806,861	$5,170	2.56%
Tax-exempt (A) (B)	106	—	—	1,198	11	3.67

Loans (B) (C):
Mortgages	581,088	5,300	3.65	580,951	5,208	3.59
Commercial mortgages	2,492,204	28,318	4.55	2,502,351	27,746	4.44
Commercial	2,274,841	37,958	6.67	2,298,723	37,357	6.50
Commercial construction	16,680	382	9.16	12,346	282	9.14
Installment	59,988	1,037	6.91	56,248	967	6.88
Home equity	35,570	721	8.11	34,250	680	7.94
Other	246	8	13.01	234	7	11.97
Total loans	5,460,617	73,724	5.40	5,485,103	72,247	5.27
Federal funds sold	—	—	—	—	—	—
Interest-earning deposits	146,699	1,623	4.43	136,315	1,463	4.29
Total interest-earning assets	6,406,083	80,549	5.03%	6,429,477	78,891	4.91%
Noninterest-earning assets:
Cash and due from banks	10,709			6,954
Allowance for credit losses	(68,289)			(63,625)
Premises and equipment	24,387			23,880
Other assets	85,720			85,582
Total noninterest-earning assets	52,527			52,791
Total assets	$6,458,610			$6,482,268

LIABILITIES:
Interest-bearing deposits:
Checking	$2,890,964	$25,811	3.57%	$2,813,080	$24,318	3.46%
Money markets	771,051	5,247	2.72	771,781	4,458	2.31
Savings	112,969	81	0.29	118,718	75	0.25
Certificates of deposit – retail	440,712	4,086	3.71	415,665	3,459	3.33
Subtotal interest-bearing deposits	4,215,696	35,225	3.34	4,119,244	32,310	3.14
Interest-bearing demand – brokered	10,000	142	5.68	10,000	136	5.44
Certificates of deposit – brokered	115,722	1,454	5.03	102,777	1,183	4.60
Total interest-bearing deposits	4,341,418	36,821	3.39	4,232,021	33,629	3.18
Borrowings	357,384	4,955	5.55	470,616	6,569	5.58
Capital lease obligation	3,539	42	4.75	3,863	46	4.76
Subordinated debt	133,234	1,685	5.06	133,163	1,730	5.20
Total interest-bearing liabilities	4,835,575	43,503	3.60%	4,839,663	41,974	3.47%
Noninterest-bearing liabilities:
Demand deposits	963,968			990,854
Accrued expenses and other liabilities	98,012			86,598
Total noninterest-bearing liabilities	1,061,980			1,077,452
Shareholders’ equity	561,055			565,153
Total liabilities and shareholders’ equity	$6,458,610			$6,482,268
Net interest income		$37,046			$36,917
Net interest spread			1.43%			1.44%
Net interest margin (D)			2.29%			2.28%

(A) Average balances for available for sale securities are based on amortized cost.

(B) Interest income is presented on a tax-equivalent basis using a 21% federal tax rate.

(C) Loans are stated net of unearned income and include nonaccrual loans.

(D) Net interest income on a tax-equivalent basis as a percentage of total average interest-earning assets.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

AVERAGE BALANCE SHEET

(Tax-Equivalent Basis, Dollars in Thousands)

(Unaudited)

	For the Twelve Months Ended
	December 31, 2023			December 31, 2022
	Average	Income/		Average	Income/
	Balance	Expense	Yield	Balance	Expense	Yield
ASSETS:
Interest-earning assets:
Investments:
Taxable (A)	$800,811	$19,743	2.47%	$803,982	$13,854	1.72%
Tax-exempt (A) (B)	1,251	50	4.00	3,521	137	3.89

Loans (B) (C):
Mortgages	562,488	19,733	3.51	513,189	15,165	2.96
Commercial mortgages	2,494,427	108,819	4.36	2,478,891	87,488	3.53
Commercial	2,254,617	144,141	6.39	2,046,735	90,225	4.41
Commercial construction	10,115	918	9.08	12,600	533	4.23
Installment	51,929	3,454	6.65	36,685	1,447	3.94
Home equity	34,332	2,624	7.64	37,755	1,656	4.39
Other	257	29	11.28	274	26	9.49
Total loans	5,408,165	279,718	5.17	5,126,129	196,540	3.83
Federal funds sold	—	—	—	—	—	—
Interest-earning deposits	146,977	6,075	4.13	171,491	2,763	1.61
Total interest-earning assets	6,357,204	305,586	4.81%	6,105,123	213,294	3.49%
Noninterest-earning assets:
Cash and due from banks	8,973			8,046
Allowance for credit losses	(64,149)			(60,037)
Premises and equipment	23,986			23,312
Other assets	79,192			111,893
Total noninterest-earning assets	48,002			83,214
Total assets	$6,405,206			$6,188,337

LIABILITIES:
Interest-bearing deposits:
Checking	$2,777,390	$88,829	3.20%	$2,363,412	$17,861	0.76%
Money markets	862,686	18,432	2.14	1,253,032	6,113	0.49
Savings	124,538	229	0.18	162,396	26	0.02
Certificates of deposit – retail	400,155	11,736	2.93	397,128	2,971	0.75
Subtotal interest-bearing deposits	4,164,769	119,226	2.86	4,175,968	26,971	0.65
Interest-bearing demand – brokered	13,973	611	4.37	84,178	1,579	1.88
Certificates of deposit – brokered	67,998	3,038	4.47	29,778	942	3.16
Total interest-bearing deposits	4,246,740	122,875	2.89	4,289,924	29,492	0.69
Borrowings	337,777	18,204	5.39	26,631	600	2.25
Capital lease obligation	4,018	191	4.75	5,241	250	4.77
Subordinated debt	133,127	6,651	5.00	132,839	5,453	4.10
Total interest-bearing liabilities	4,721,662	147,921	3.13%	4,454,635	35,795	0.80%
Noninterest-bearing liabilities:
Demand deposits	1,040,403			1,107,943
Accrued expenses and other liabilities	86,193			96,331
Total noninterest-bearing liabilities	1,126,596			1,204,274
Shareholders’ equity	556,948			529,428
Total liabilities and shareholders’ equity	$6,405,206			$6,188,337
Net interest income		$157,665			$177,499
Net interest spread			1.68%			2.69%
Net interest margin (D)			2.48%			2.91%

(A) Average balances for available for sale securities are based on amortized cost.

(B) Interest income is presented on a tax-equivalent basis using a 21% federal tax rate.

(C) Loans are stated net of unearned income and include nonaccrual loans.

(D) Net interest income on a tax-equivalent basis as a percentage of total average interest-earning assets.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

NON-GAAP FINANCIAL MEASURES RECONCILIATION

Tangible book value per share and tangible equity as a percentage of tangible assets at period end are non-GAAP financial measures derived from GAAP-based amounts. We calculate tangible equity and tangible assets by excluding the balance of intangible assets from shareholders’ equity and total assets, respectively. We calculate tangible book value per share by dividing tangible equity by common shares outstanding, as compared to book value per common share, which we calculate by dividing shareholders’ equity by common shares outstanding at period end. We calculate tangible equity as a percentage of tangible assets at period end by dividing tangible equity by tangible assets at period end. We believe that this is consistent with the treatment by bank regulatory agencies, which exclude intangible assets from the calculation of risk-based capital ratios.

The efficiency ratio is a non-GAAP measure of expense control relative to recurring revenue. We calculate the efficiency ratio by dividing total noninterest expenses, excluding other real estate owned provision, as determined under GAAP, by net interest income and total noninterest income as determined under GAAP, but excluding net gains/(losses) on loans held for sale at lower of cost or fair value and excluding net gains on securities from this calculation, which we refer to below as recurring revenue. We believe that this provides a reasonable measure of core expenses relative to core revenue.

We believe these non-GAAP financial measures provide information that is important to investors and useful in understanding our financial position, results and ratios because our management internally assesses our performance based, in part, on these measures. However, these non-GAAP financial measures are supplemental and are not a substitute for an analysis based on GAAP measures. As other companies may use different calculations for these measures, this presentation may not be comparable to other similarly titles measures reported by other companies. A reconciliation of the non-GAAP measures of tangible common equity, tangible book value per share and efficiency ratio to the underlying GAAP numbers is set forth below.

(Dollars in thousands, except per share data)

	Three Months Ended
	Dec 31,	Sept 30,	June 30,	March 31,	Dec 31,
Tangible Book Value Per Share	2023	2023	2023	2023	2022
Shareholders’ equity	$583,681	$558,956	$565,069	$554,958	$532,980
Less: Intangible assets, net	46,014	46,286	46,624	46,979	47,333
Tangible equity	$537,667	$512,670	$518,445	$507,979	$485,647
Less: other comprehensive loss	(64,878)	(81,653)	(67,997)	(67,445)	(74,211)
Tangible equity excluding other comprehensive loss	$602,545	$594,323	$586,442	$575,424	$559,858

Period end shares outstanding	17,739,677	17,816,922	17,887,895	18,014,757	17,813,451
Tangible book value per share	$30.31	$28.77	$28.98	$28.20	$27.26
Tangible book value per share excluding other comprehensive loss	$33.97	$33.36	$32.78	$31.94	$31.43
Book value per share	32.90	31.37	31.59	30.81	29.92

Tangible Equity to Tangible Assets
Total assets	$6,476,857	$6,521,581	$6,479,700	$6,480,018	$6,353,593
Less: Intangible assets, net	46,014	46,286	46,624	46,979	47,333
Tangible assets	$6,430,843	$6,475,295	$6,433,076	$6,433,039	$6,306,260
Less: other comprehensive loss	(64,878)	(81,653)	(67,997)	(67,445)	(74,211)
Tangible assets excluding other comprehensive loss	$6,495,721	$6,556,948	$6,501,073	$6,500,484	$6,380,471

Tangible equity to tangible assets	8.36%	7.92%	8.06%	7.90%	7.70%
Tangible equity to tangible assets excluding other comprehensive loss	9.28%	9.06%	9.02%	8.85%	8.77%
Equity to assets	9.01%	8.57%	8.72%	8.56%	8.39%

(Dollars in thousands, except per share data)

	Three Months Ended
	Dec 31,	Sept 30,	June 30,	March 31,	Dec 31,
Return on Average Tangible Equity	2023	2023	2023	2023	2022
Net income	$8,599	$8,755	$13,145	$18,355	$20,579

Average shareholders’ equity	$561,055	$565,153	$557,428	$543,861	$523,406
Less: Average intangible assets, net	46,167	46,468	46,828	47,189	47,531
Average tangible equity	$514,888	$518,685	$510,600	$496,672	$475,875

Return on average tangible common equity	6.68%	6.75%	10.30%	14.78%	17.30%

	For the Twelve Months Ended
	Dec 31,	Dec 31,
Return on Average Tangible Equity	2023	2022
Net income	$48,854	$74,246

Average shareholders’ equity	$556,948	$529,428
Less: Average intangible assets, net	46,659	48,111
Average tangible equity	510,289	481,317

Return on average tangible common equity	9.57%	15.43%

(Dollars in thousands, except per share data)

	Three Months Ended
	Dec 31,	Sept 30,	June 30,	March 31,	Dec 31,
Efficiency Ratio	2023	2023	2023	2023	2022
Net interest income	$36,675	$36,515	$38,921	$43,978	$48,040
Total other income	17,590	19,354	18,575	18,059	16,812
Add:
Fair value adjustment for CRA equity security	(585)	404	209	(209)	(28)
Less:
Gain on sale of property	—	—	—	—	(275)
Income from life insurance proceeds	—	—	—	—	(25)
Total recurring revenue	53,680	56,273	57,705	61,828	64,524

Operating expenses	37,616	37,413	37,692	35,574	33,412
Less:
Accelerated Expense for Retirement	—	—	1,665	300	—
Branch Closure Expense	—	—	—	175	—
Total operating expense	37,616	37,413	36,027	35,099	33,412

Efficiency ratio	70.07%	66.48%	62.43%	56.77%	51.78%

	For the Twelve Months Ended
	Dec 31,	Dec 31,
Efficiency Ratio	2023	2022
Net interest income	$156,089	$176,080
Total other income	73,578	66,417
Add:
Fair value adjustment for CRA equity security	(181)	1,700
Less:
Loss on securities sale, net	—	6,609
Gain on sale of property	—	(275)
Income from life insurance proceeds	—	(25)
Total recurring revenue	229,486	250,506

Operating expenses	148,295	133,800
Less:
Swap valuation allowance	—	673
Accelerated Expense for Retirement	1,965	—
Branch Closure Expense	175	—
Severance expense	—	1,476
Total operating expense	146,155	131,651

Efficiency ratio	63.69%	52.55%